Exhibit 99.1

John B. Sanfilippo & Son, Inc. Reports Fiscal 2024 Fourth Quarter and Full-Year Results

Fourth Quarter Sales Volume Increased 23.5% and Net Sales Increased 15.1% to $269.6M Driven by Snack Bar Sales from the Lakeville Acquisition

Elgin, IL, August 20, 2024 -- John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced financial results for its fiscal 2024 fourth quarter and full fiscal year ended June 27, 2024.

Fourth Quarter Summary1

•
Sales volume increased 17.4 million pounds, or 23.5%, to 91.6 million pounds
•
Net sales increased $35.4 million, or 15.1%, to $269.6 million
•
Gross profit decreased 8.6% to $50.0 million
•
Diluted EPS decreased 31.7% to $0.86 per share

Full Year Summary1

•
Sales volume increased 38.1 million pounds, or 12.3%, to 346.6 million pounds
•
Net sales increased $67.1 million, or 6.7%, to $1.07 billion
•
Gross profit increased 1.2% to $214.1 million
•
Diluted EPS decreased 4.6% to $5.15 per share

CEO Commentary

“I am proud to report a successful and historic fiscal 2024 as we exceeded $1 billion in annual net sales for the first time in our company’s history. We also successfully executed a key component of our strategic plan by further diversifying our product offering through the acquisition, integration and optimization of our Lakeville bar facility and operations. Our snack and nutrition bar offering generated approximately $131.0 million in net sales for the fiscal year, of which $120.0 million was related to the Lakeville Acquisition. In addition, we made substantial progress in optimizing the operations in Lakeville, ahead of schedule, and are excited about the expected impact it will have on our operating results in fiscal 2025 and beyond. Through the hard work of our team, our net sales from Lakeville operations were at the top end of our original range and dilution per share from the Lakeville Acquisition (for the fiscal year) was approximately $0.17 per share, which was significantly better than our original expected per share dilution of $0.80 to $1.00. Lastly, we raised our annual dividend by 6.3% to $0.85 per share and supplemented our annual dividend with an additional special dividend of $1.25 per share, both of which will be paid on September 11, 2024. These results were due to our team’s unyielding perseverance and leadership as we navigated through a challenging operating environment in fiscal 2024,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“Our fourth quarter results, although strong, were impacted by investments we made with our customers that we anticipate will deliver future benefits through category growth and increased sales volume. Additionally, we recognized and rewarded our talented team members for their outstanding contributions in executing our strategic plan,” Mr. Sanfilippo concluded.

1 Results include the impact of the acquisition of the TreeHouse Foods snack bar business (the “Lakeville Acquisition”) which was completed on September 29, 2023, the first day of our second fiscal quarter.

Fourth Quarter Results

Net Sales

Net sales for the fourth quarter of fiscal 2024 increased $35.4 million, or 15.1%, to $269.6 million and included approximately $44.2 million of net sales from the Lakeville Acquisition. Excluding the Lakeville Acquisition, net sales decreased $8.9 million, or 3.8%. The decline was due to a 1.9% decrease in sales volume, which is defined as pounds sold to customers, and a 1.9% decrease in the weighted average sales price per pound. The decrease in the weighted average selling price primarily resulted from lower selling prices for all major nut types due to competitive pricing pressures and strategic pricing decisions. Sales volume declined for peanuts, almonds, pecans and walnuts, which was partially offset by sales volume increases for cashews and snack and trail mix in the fourth quarter.

Sales Volume

Consumer Distribution Channel + 31.0% (+1.8% excluding the impact of the Lakeville Acquisition)

•
Private Brand + 35.4%

The increase in sales volume was primarily driven by the Lakeville Acquisition, which predominately consisted of private brand snack bars. Excluding the impact of the Lakeville Acquisition, sales volume grew by 1.5%. The increase was mainly driven by new peanut butter distribution and increased volume of mixed nuts at a mass merchandising retailer due to retail pricing adjustments which were partially offset by decreased consumer demand for almonds at the same retailer. In addition, distribution of snack and trail mix at a new grocery store retailer and increased distribution of snack and trail mix at a current grocery store retailer was tempered by lower consumer demand for snack and trail mix products at another mass merchandising retailer.

•
Branded2 + 4.3%

This sales volume increase was primarily attributable to a 21.8% increase in the sales volume of Orchard Valley Harvest due to enhanced promotional activity at a grocery store retailer and new rotational distribution at a club store customer.

Commercial Ingredients Distribution Channel – 5.0% (- 6.3% excluding the impact of the Lakeville Acquisition)

This sales volume decrease was mainly driven by reduced distribution due to competitive pricing pressures at several customers and non-recurring peanut butter sales at a foodservice distributor that occurred in the fourth quarter of fiscal 2023.

Contract Manufacturing Distribution Channel + 16.9% (-20.7% excluding the impact of the Lakeville Acquisition)

The increase in sales volume was driven by granola volume processed in our Lakeville facility for a major customer in this channel. Excluding this granola volume, sales volume decreased by 20.7%. This sales volume decrease was due to reduced peanut distribution by a major customer due to soft consumer demand. In addition, the prior year comparable quarter was positively impacted by a new product launch at another customer, which did not reoccur in the current quarter.

Gross Profit

Gross profit decreased $4.7 million to $50.0 million. Excluding the $3.3 million in gross profit related to the Lakeville Acquisition, gross profit decreased by approximately $8.0 million. This decrease was mainly attributable to decreased selling prices, reduced sales volume and product mix manufacturing inefficiencies. Gross profit margin decreased to 18.5% of net sales from 23.4% of net sales in the prior comparable quarter mainly due to the higher net sales base from the Lakeville Acquisition. Excluding the Lakeville Acquisition, gross profit margin decreased to 20.7% due to the reasons cited above.

2 Includes Fisher recipe nuts, Fisher snack nuts, Orchard Valley Harvest and Southern Style Nuts.

Operating Expenses, net

Total operating expenses increased $2.2 million versus the prior comparable quarter, of which approximately $1.9 million related to operating expenses directly associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, total operating expenses increased by $0.3 million. This increase was primarily due to an increase in incentive and equity compensation, which was partially offset by a decrease in advertising expenses. In addition, the prior comparable quarter was negatively impacted by a one-time impairment of a minority investment, which did not reoccur in the current quarter. Total operating expenses, as a percentage of net sales, decreased to 13.1% from 14.2% in the prior comparable quarter due to the higher net sales base resulting from the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, total operating expenses, as a percentage of net sales, increased to 14.9% from 14.2% due to the reasons noted above and a lower net sales base.

Inventory

The value of total inventories on hand at the end of the current fourth quarter increased $23.6 million, or 13.7%. The increase was mainly due to $21.8 million of additional inventory associated with the Lakeville Acquisition. Excluding the Lakeville Acquisition, the value of total inventories on hand increased $1.8 million, or 1.1%, year over year. The increase in the value of total inventories was primarily due to higher quantities of inshell pecans and walnuts and higher commodity acquisition cost for walnuts. This was offset by lower quantities of finished goods and pecan meats and lower quantities and commodity acquisition cost for peanuts and cashews. The weighted average cost per pound of raw nut and dried fruit input stock on hand, excluding the impact of the Lakeville Acquisition, decreased 9.2% year over year mainly due to higher quantities of inshell pecans and walnuts.

Full Year Results

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Net sales increased 6.7% to $1.07 billion, primarily due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, net sales decreased 5.3% to $946.9 million. The decrease in net sales was primarily attributable to a 3.3% decline in sales volume and a 2.0% decrease in weighted average selling price per pound.
•
Sales volume increased 12.3%, primarily due to the Lakeville Acquisition. Excluding the impact of the Lakeville Acquisition, sales volume decreased 3.3% due to sales volume decreases in all three distribution channels.
•
Gross profit margin decreased from 21.2% to 20.1% of net sales. This decrease was mainly due to the Lakeville Acquisition, which was partially offset by lower commodity acquisition costs for all major tree nuts.
•
Operating expenses increased $7.5 million to $129.0 million. The increase in total operating expenses was mainly due to increases in incentive compensation, incremental direct operating expenses associated with the Lakeville Acquisition, increased advertising expense and charitable food donations. These increases were partially offset by the one-time bargain purchase gain from the Lakeville Acquisition and a decrease in freight expense due to lower freight costs.
•
Diluted EPS decreased 4.6%, or $0.25 per diluted share, to $5.15.

In closing, Mr. Sanfilippo commented, “Looking ahead to fiscal 2025, we will continue to execute on our strategic plan. We will focus on creating volume growth opportunities with our key customers, embracing innovation, capitalizing on opportunities to increase distribution of our private brand snack and nutrition bars, maximizing operational efficiencies, leveraging technology, and investing in our team members. We continue to be cautiously optimistic that the core nut and trail mix categories within our consumer distribution channel will continue to recover as we have experienced positive momentum in both private and branded volume in the fourth quarter. We are confident that we have the right strategies to continue to deliver long term value to our shareholders.”

Conference Call

The Company will host an investor conference call and webcast on Wednesday, August 21, 2024, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, please register using the following Participant Registration link: https://register.vevent.com/register/BIa649e2660e6a489689e7e37f2c531bc9

Once registered, attendees will receive a dial-in number and their own unique PIN number. This call is also being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit products, snack bars, and dried cheese snacks, that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Upcoming Event

The Company will be presenting at the Midwest IDEAS Conference in Chicago on August 29, 2024. Qualified investors that would like to schedule a meeting with management should contact Three Part Advisors at the phone number below.

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers or in the nut or snack bar categories generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vi) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (vii) uncertainty in economic conditions, including the potential for inflation or economic downturn leading to decreased consumer demand; (viii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (ix) losses due to significant disruptions at any of our production or processing facilities; (x) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xi) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xii) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xiii) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xiv) our ability to operate and integrate the acquired snack bar related assets of TreeHouse and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Year Ended
	June 27, 2024	June 29, 2023	June 27, 2024	June 29, 2023
Net sales	$269,572	$234,222	$1,066,783	$999,686
Cost of sales	219,571	179,504	852,644	788,055
Gross profit	50,001	54,718	214,139	211,631
Operating expenses:
Selling expenses	21,047	18,882	82,694	76,803
Administrative expenses	14,297	14,308	48,484	44,604
Bargain purchase gain, net	—	—	(2,226)	—
Total operating expenses	35,344	33,190	128,952	121,407
Income from operations	14,657	21,528	85,187	90,224
Other expense:
Interest expense	482	331	2,549	2,159
Rental and miscellaneous expense, net	361	237	1,301	1,321
Pension expense (excluding service costs)	350	348	1,400	1,394
Total other expense, net	1,193	916	5,250	4,874
Income before income taxes	13,464	20,612	79,937	85,350
Income tax expense	3,451	5,939	19,688	22,493
Net income	$10,013	$14,673	$60,249	$62,857
Basic earnings per common share	$0.86	$1.27	$5.19	$5.43
Diluted earnings per common share	$0.86	$1.26	$5.15	$5.40
Weighted average shares outstanding
— Basic	11,627,782	11,594,547	11,615,255	11,576,852
— Diluted	11,709,372	11,670,214	11,687,546	11,642,046

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 27, 2024	June 29, 2023
ASSETS
CURRENT ASSETS:
Cash	$484	$1,948
Accounts receivable, net	84,960	72,734
Inventories	196,563	172,936
Prepaid expenses and other current assets	12,078	6,812
	294,085	254,430

PROPERTIES, NET:	165,094	135,481

OTHER LONG-TERM ASSETS:
Intangibles, net	17,572	18,408
Deferred income taxes	3,130	3,592
Operating lease right-of-use assets	27,404	6,427
Other assets	8,290	6,949
	56,396	35,376
TOTAL ASSETS	$515,575	$425,287

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$20,420	$—
Current maturities of long-term debt, net	737	672
Accounts payable	53,436	42,680
Bank overdraft	545	285
Accrued expenses	50,802	42,051
	125,940	85,688

LONG-TERM LIABILITIES:
Long-term debt, less current maturities	6,365	7,102
Retirement plan	26,154	26,653
Long-term operating lease liabilities	24,877	4,771
Other	9,626	8,866
	67,022	47,392

STOCKHOLDERS' EQUITY:
Class A Common Stock	26	26
Common Stock	91	91
Capital in excess of par value	135,691	131,986
Retained earnings	186,965	161,512
Accumulated other comprehensive income (loss)	1,044	(204)
Treasury stock	(1,204)	(1,204)
TOTAL STOCKHOLDERS’ EQUITY	322,613	292,207
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$515,575	$425,287